FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

Michelle Clemente
(602) 286-1533

WESTERN REFINING ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Robert J. Hassler is Appointed to the Board
Ralph Schmidt Announces his Retirement from the Board

EL PASO, Texas - November 12, 2014 - Western Refining, Inc. (NYSE:WNR) today announced the appointment of Robert J. Hassler as a new member of the Company’s Board of Directors effective November 10, 2014. Mr. Hassler will serve on the Board’s Nominating and Corporate Governance committee.

Mr. Hassler, 62, is the former President, European Refining and Marketing for ConocoPhillips. During his 33 year tenure at ConocoPhillips, Mr. Hassler served in various senior management positions in refining and marketing, as well as exploration and production. Mr. Hassler previously served as a director of SulphCo, Inc.

Paul Foster, Western's Chairman of the Board, commented, “We are honored that Bob has agreed to join our Board of Directors. Bob's extensive knowledge and experience in the energy industry, especially in refining and marketing, will make him a valuable addition to the Board.”

Western also announced that Ralph Schmidt has retired from the Board of Directors. Mr. Schmidt previously served as Chief Operating Officer of the Company from 2005-2006 and has been a member of the Board of Directors since 2006.

Foster continued, “Ralph has been a very valuable member of the Western team. His commitment and dedication to Western through a number of roles has directly contributed to our success. We are very grateful for his service and we wish him well in his future endeavors.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The retail segment includes retail service stations, convenience stores, and unmanned fleet fueling locations in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. also owns the general partner and approximately 66% of the limited partnership interest in Western Refining Logistics, LP (NYSE:WNRL) and the general partner and approximately 39% of the limited partnership interest in Northern Tier Energy LP (NYSE:NTI).

More information about Western Refining is available at www.wnr.com.